CDEX Appoints New Directors
Monday February 6, 6:51 pm ET
Source: CDEX, Inc.

CDEX Board of Directors Accepts Resignation of Two Directors, Appoints Two New Directors

Former Chairman of the Board of Directors Steps Down

ROCKVILLE, Md.--(BUSINESS WIRE)--Feb. 6, 2006--CDEX, Inc. (OTCBB:CEXI - News), a public technology development company based in Rockville, Maryland, today announces that Mr. Malcolm Philips, Chairman of the Board of Directors, and Mr. John Knubel, Director, have submitted their resignations to the Board of Directors, effective February 3, 2006. The Board of Directors has accepted their resignations and has appointed James O. Griffin, President and CEO of CDEX, Inc., as an inside Director and Donald W. Strickland, an outside Director, to fill these two vacancies, and serve on the Board until such time as they stand for election at the company's annual shareholder's meeting on March 17, 2006. Dr. B. D. Liaw was elected by the Board to succeed Mr. Philips as Chairman of the Board of Directors.

"As Founder, President and CEO, and Chairman of the Board of CDEX, Mr. Philips provided guidance to the company during its difficult start up phase and was a consistent and steadying influence for the company during its transition to a public company. Malcolm leaves behind a strong management team, a strong Board of Directors, and a company poised for growth, all of which are the results of planned succession that he has been implementing during the past year," said Dr. Liaw. "The Board of Directors thanks Mr. Malcolm Philips for his untiring leadership and unwavering commitment to CDEX over the past four years. As we salute Malcolm and bid him farewell, we wish him success in his pursuits of other interests, and we wish he and his family nothing but the very best in the future."

"The Board also expresses its thanks for the service provided to it by Mr. John Knubel, who served as the chairman of our financial committee and was our Sarbanes-Oxley compliance consultant," said Dr. Liaw.

"It is my pleasure to welcome Mr. Donald W. Strickland and Mr. James O. Griffin to our Board of Directors. Don brings a wealth of public company knowledge to our Board and we welcome his insights and experience," added Dr. Liaw.

Mr. Strickland will serve as the chairman of the financial committee, replacing Mr. Knubel. Mr. Griffin will serve as Secretary of the Board, and a member of the financial committee.

About Donald W. Strickland

Mr. Donald W. Strickland, Director, comes to CDEX from a 30-year career in successfully developing businesses internationally for both large public companies and technology startups. He has held executive positions at Eastman Kodak Company and Apple Computer, including heading product development, manufacturing, and sales. In 1996 he became CEO of PictureWorks Technology, a technology start up, which he sold for $200M in 2000 to IPIX Corporation, a public company traded on the Nasdaq exchange. Thereafter, he served as President and CEO of IPIX through 2004, during which time he led the company through a major restructuring, focusing on the security markets and taking the company to profitability. Mr. Strickland holds a bachelor's degree in physics from Virginia Tech, a master's degree in physics from the University of Notre Dame, a master's degree in optics from the University of Rochester, a master's degree in management from the Stanford University and a law degree from George Washington University.

About James O. Griffin

Mr. James O. Griffin, President & Chief Executive Officer, has served in senior executive positions in the high technology security and defense electronic systems industries for more than 25 years. Throughout his career, Mr. Griffin has focused on commercializing emerging technologies--growing sales and establishing productive distribution channels. Mr. Griffin joined CDEX in 2005, originally as chief operating officer, from a background in both public and private enterprises in the U.S., with extensive experience establishing and heading the international business units of several multinationals, including Sentech, Simplex, and Cardkey Systems. Immediately preceding CDEX, at Cernium, Inc., Mr. Griffin served as vice president of federal systems sales where he founded the company's Washington, DC office, and opened relationships with government agencies for the developer of security video analytics systems. Previously, as vice president and general manager for the IPIX Corporation, he launched the company's security division, IPIX Security, and established a customer base that included the 2004 G-8 Summit for the IPIX line of mission

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critical security imaging systems. As managing director of Simplex Asia Ltd.,
Mr. Griffin led a nearly two-year transformation of the fire alarm manufacturer's Asian operations and reversed a major operating loss. Under Mr. Griffin's leadership, the security services division of Mosler Inc. added contracts with the New York Port Authority to upgrade the security systems in the three airports serving New York City. For Cardkey Systems, Mr. Griffin created the company's international division, linking together worldwide distributors to form cohesive sales channels. Mr. Griffin holds an MBA from Pepperdine University and a B.S. in Electrical Engineering from California State University.

About CDEX, Inc.

CDEX Inc. is a technology development company with a current focus on developing and marketing products using chemical detection and validation technologies. At present, CDEX is devoting its resources to two distinct areas: (i) identification of substances of concern (e.g., explosives and illegal drugs for homeland security); and (ii) validation of substances for anti-counterfeiting, brand protection and quality assurance (e.g., validation of prescription medication and detection of counterfeit or sub-par products for brand protection). ValiMed is one line of CDEX products for the healthcare market. CDEX is headquartered in Rockville, Maryland with its research and development laboratory in Tucson, Arizona. For more information, visit www.cdex-inc.com.

Any statements made in this press release, which contain information that is not historical, are essentially forward-looking. Many forward-looking statements can be identified by the use of words such as "expects," "plans," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks are detailed from time-to-time in filings with the Securities and Exchange Commission. There is no obligation to publicly update any forward-looking statements.


Contact:
CDEX, Inc., Rockville
Media Contact:
Brad Wills, 301-767-1919
bwills@wills-pr.com

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Source: CDEX, Inc.



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